Exhibit 99.2

Letter from Ashleigh Palmer, CEO

Dear Colleagues,

A few moments ago, we announced that we have entered into a definitive agreement for our Company to be acquired by our U.S. TZIELD co-promotion partner, Sanofi, for $25.00 per share in cash. We believe this is an enormously positive development for Provention Bio and is the best path forward to realize our purpose and intent to change the standard of care for patients and their families with autoimmune disease.

Although we were not in the market to sell our Company, as our collaboration with Sanofi has deepened, we have quickly come to realize that we share a common vision regarding the importance of TZIELD and therapeutic potential of our other pipeline programs. We believe that our probability of success in delivering therapies to people with autoimmune disease is much greater if we pursue this vision together. We also believe that this transaction will allow us to accelerate commercial efforts for our product and development of our pipeline beyond that which we could achieve alone.

For TZIELD, that means a potential acceleration of launch (through our already established co-promotion agreement), label expansion, and lifecycle initiatives to help ensure delivery of our therapy to as many eligible patients as possible, as quickly as possible. For our pipeline, it means Sanofi can apply its considerable resources and expertise in immunology to give our potential therapies in lupus, celiac disease and vaccine development their very best shot.

Our purpose has always been bold, and with TZIELD, we met the challenge of bringing an intercepting therapeutic to market. With today’s announcement and the anticipated closing of the proposed transaction, the boldness of our mission will be reinforced, amplified and transformed going forward. We will be able to give patients and their families greater access to our innovative product and to the potential of our pipeline candidates.

Looking ahead, we expect the transaction to close in the second quarter of 2023, subject to customary closing conditions and regulatory approvals. Until the close of the transaction, Provention Bio continues to operate independently, and I ask you to continue to remain focused on your work.

As part of our discussions with Sanofi, we prioritized agreement terms and considerations that reflect your value to the company. These include a substantial premium to our current trading price, an accelerated vesting of employee stock options, honoring any change of control provisions for those with formal employment agreements, and adopting a severance plan, if needed, for those who do not have employment agreements.

We will be holding a town hall today for all employees, before breaking out into functional groups. I look forward to further sharing why I am so excited for this news and why I strongly believe it is the right path forward. Please keep an eye out for those invites.

As a bit of housekeeping, please note that as a result of today’s announcement we are now in a period of restricted communications, so I ask you not to comment, share or post on social media about this news. If you receive a request for comment from the media or other external stakeholders, please do not comment or respond and instead forward the inquiry to Kaelan Hollon, VP, Corporate Communications, khollon@proventionbio.com.

I’ll close on a personal note by expressing my sincere gratitude for all that you have done to advance our mission and bring Provention Bio to this pivotal point. I look forward to connecting with each of you later today and over the coming week.

Warmly,

Ashleigh

Cautionary Note Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Provention Bio, Inc. (“Provention) and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Provention’s business; the commercial success of Provention’s products; the development of Provention’s product pipeline; the potential benefits of the potential acquisition; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Provention’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with associates, customers, manufacturers, suppliers, other business partners or governmental entities or patient groups; transaction costs; the risk that the merger will divert management’s attention from Provention’s ongoing business operations; changes in Provention’s businesses during the period between now and the closing; risks associated with litigation; failure to maintain FDA approval for TZIELD; uncertainties that the planned commercial launch in the U.S. for TZIELD is successful in part or at all for various reasons including the actual market size and drug supply needed may not be consistent with Provention’s expectations and its executed commercial readiness plans; uncertainties as to the degree to which TZIELD is accepted by patients and prescribed by physicians; uncertainties as to the efficiency of Provention’s manufacturing, sales, distribution and specialty pharmacy network in getting TZIELD to the market and future economic, competitive, reimbursement and regulatory conditions that could negatively impact the commercial launch of TZIELD; risks that the post-marketing commitment studies for TZIELD may not yield data consistent with prior results; the risk that TZIELD may cause undesirable side effects that could limit its commercial potential; the possibility that Provention is not able to execute on its business plans including meeting its expected or planned regulatory milestones and timelines, clinical development plans and successfully bringing its product candidates to market, for various reasons, including factors outside of Provention’s control, such as possible limitations of Provention’s financial and other resources, competition, manufacturing limitations that may not be anticipated or resolved for in a timely manner or at all, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover its product candidates, the potential for noncompliance with FDA regulations; the potential impacts of COVID-19 on Provention’s business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; competition, other risks and uncertainties detailed from time to time in documents filed with the SEC by Provention, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Provention. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. All forward-looking statements are based on information currently available to Provention, and Provention assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Additional Information and Where to Find It

An acquisition subsidiary of Sanofi will commence a tender offer for the outstanding shares of common stock of Provention, but such offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Provention, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO, and Provention will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer statement on Schedule TO (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF PROVENTION ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT PROVENTION STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Provention at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Kristen Kelleher, Investor Relations, at kkelleher@proventionbio.com, or on Provention’s website, www.proventionbio.com.

In addition to the Solicitation/Recommendation Statement, Provention files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Provention at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Provention’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.